Exhibit 99 - Press release issued March 7, 2006

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS ANNUAL AND FOURTH QUARTER 2005 RESULTS

PORT HURON, MI, MARCH 7, 2006 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the year and quarter ended December 31, 2005.

ANNUAL RESULTS
For the year-ended December 31, 2005, the Company’s net income available to common shareholders was $0.2 million, or $0.01 per share, compared to a net loss available to common shareholders of $8.4 million, or $0.30 per share, for the year-ended December 31, 2004.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “2005 was a year of significant improvement in the Company’s financial condition and creditworthiness. The Company’s $0.01 earnings per share for 2005 is the first annual profit reported since 2002. This accomplishment is particularly gratifying because 2005 results include a charge of $0.27 per share resulting from the premium paid to repurchase the Company’s Convertible Preference Stock (CPS). In addition, the Company’s creditworthiness improved as a result of the successful issuance of $70 million of Convertible Preferred Stock and $30 million of Common Stock, with the proceeds used to refund higher cost debt and CPS. The Company’s bank credit facility was also renegotiated during 2005, with an increase in size to $120 million and an extended maturity of three years. Further, the Company received regulatory approval to increase base rates in Michigan and successfully achieved other constructive regulatory decisions in Michigan and Alaska.”

Mr. Schreiber went on to say, “Looking ahead, we will endeavor to improve the Company’s financial performance in 2006 and beyond by enhancing financial flexibility through cost control and improving credit quality. Initiatives to improve earnings and cash flow that are under active consideration include seeking regulatory action to mitigate the negative impact of higher and more volatile gas prices. Base rate increases and/or rate design changes may be proposed. The Company is currently analyzing both base rate and rate design issues in its Michigan and Alaska jurisdictions, and a final decision with respect to regulatory filings to be made in Michigan is expected in the second quarter of this year.”
  The primary factors that improved 2005 results, compared to 2004, were: an increase in gas sales margin and other gas distribution revenue; the absence in 2005 of expenses associated with the termination of the sale of the Company’s Alaska Pipeline Company (APC) subsidiary; changes in results from discontinued operations ($0.5 million of income in 2005 compared to $9.3 million of losses in 2004); and a decrease in property and other taxes. The increase in gas sales margin and other gas distribution revenue increased net income by approximately $6.6 million and is attributable in large part to rate increases in Michigan and the addition of new customers, partially offset by a decrease in usage by customers. The APC settlement increased the 2004 net loss by approximately $5.3 million. The decrease in property and other tax expense increased 2005 net income by approximately $1.0 million.

The primary factors that negatively impacted earnings for 2005, when compared to 2004, were: the premium associated with the repurchase of the CPS; a non-cash debt extinguishment charge; increases in operations and maintenance expenses; increased depreciation expense; and state income tax benefits recorded in 2004. The premium associated with the repurchase of the CPS decreased net income by approximately $8.2 million. The non-cash debt extinguishment charge, which represents the write-off of unamortized debt issuance costs associated with long-term debt retired in 2005, decreased net income by approximately $0.9 million. The increase in operations and maintenance expenses, which reduced net income by approximately $2.9 million, was due primarily to higher benefit and compensation costs, facilities costs, increased uncollectible accounts receivable and higher other operating expenses. The increase in depreciation expense reduced net income by approximately $0.4 million. The state income tax benefits recorded in 2004 were approximately $2.2 million.

IMPACT OF WEATHER AND ENERGY CONSERVATION
Temperatures during 2005 were 0.1 percent warmer than normal in Michigan and 5.7 percent warmer than normal in Alaska. During 2004, temperatures were 0.3 percent warmer than normal in Michigan and 6.0 percent warmer than normal in Alaska. Many of the Company’s customers appear to be continuing a pattern of conserving energy by utilizing energy-efficient heating systems, insulation, alternative energy sources and other energy-saving devices and techniques. During the past several years, average annual gas consumption by customers has been decreasing. In addition, higher natural gas prices appear to have increased conservation efforts by customers. The Company expects this conservation trend to continue as an era of higher and more volatile prices influences customer consumption. The Company estimates that the combined variations from normal weather and customer conservation decreased net income by approximately $3.3 million during 2005 and approximately $2.0 million during 2004. These estimates reflect adoption of new methodologies that are designed to more accurately estimate the impact of combined variations from normal weather and customer conservation.

QUARTERLY RESULTS

  Net income available to common shareholders for the fourth quarter of 2005 was $8.3 million, or $0.25 per basic share, compared to breakeven results for the fourth quarter of 2004. The primary factors contributing to these improved results were: an increase in gas sales margin and other gas distribution revenue; the absence of expenses associated with the terminated sale of APC and discontinued operations; a decrease in property and other taxes; and lower financing costs. The favorable 2005 versus 2004 quarterly comparison was partially reduced by additional state income tax benefits included in the results for the fourth quarter 2004.
Rate increases and customer growth, partially offset by a decrease in usage by customers, increased quarterly net income available to common shareholders in 2005 by approximately $2.8 million. Expenses increasing the loss incurred in 2004 were the costs and settlement payment relating to the APC transaction amounting to $4.3 million and a loss from discontinued operations of $1.1 million. In the fourth quarter of 2005, property and other tax expense decreased, which effectively increased net income by approximately $1.4 million. Lower financing costs increased net income by $0.6 million. Partially offsetting these factors was the absence of additional income tax benefits in the fourth quarter of 2005, as compared to the approximately $2.2 million included in the results for the fourth quarter of 2004 related to a change in estimate of prior years’ state income taxes.

The Company estimates that the combined variations from normal weather and customer conservation decreased net income by approximately $1.0 million during the fourth quarter of 2005 and by approximately $1.4 million during the fourth quarter of 2004.

OUTLOOK FOR 2006
The Company currently expects its 2006 net income available to common shareholders to be in the range of $.26 to $.32 per share. This 2006 earnings outlook has been adversely affected by higher and more volatile natural gas prices, particularly in the Company’s Michigan operations. The continuing trend of a reduction in normal heating degree days with each year’s experience adversely impacts the outlook. The Company estimates that this trend, combined with higher and more volatile natural gas prices and their likely aggregate impact on residential consumption per customer, lost and unaccounted for gas, bad debts, and working capital, to be approximately $0.14 per share. Other significant contributors affecting the 2006 outlook include: higher operations and maintenance expenses, principally driven by higher pension, benefit and compensation costs; and higher facilities, technology and insurance expenses. These higher expenses are expected to be partially offset by lower year over year interest expense. While the Company is currently evaluating various regulatory options, the 2006 earnings outlook does not reflect possible regulatory actions to address base rate levels and/or rate design changes.

The Company is currently analyzing 2005 year-end financial results to determine the magnitude of any resulting revenue deficiency compared to its allowed revenue requirement in its operations under the jurisdiction of the Michigan Public Service Commission (MPSC). Further, the current MPSC-regulated rate design appears to disadvantage the Company in its ability to earn its authorized return on common equity, especially in view of the current higher and more volatile natural gas price environment. Accordingly, depending on the results of further analysis, the Company would expect to file for MPSC approval of base rate and/or rate design changes during the second quarter of 2006.
This earnings outlook assumes normal weather in the Company’s gas distribution markets for 2006, based on a 15-year average for Michigan operations and a 10-year average for its Alaska operations (the latter is a change for 2006 from 15 years to 10 years to better capture the apparent weather pattern in that region). While the Company has some ongoing ability to mitigate the unfavorable impacts of warmer-than-normal weather, it should be noted that with respect to the first month of 2006, the Company’s Michigan market experienced the warmest January on record, with a consolidated unfavorable weather-related gas margin variance of $.04 per share. The earnings outlook also includes approximately $0.07 per share of scheduled non-cash amortization of issuance costs and basis adjustments relating to the Company’s debt.

The Company is currently evaluating refinancing its 8% senior notes due 2016. Approximately $59.6 million of these notes are currently outstanding and become callable at par on or after June 30, 2006. If this refinancing occurs on the first call date, the Company would expect to expense approximately $0.7 million (after-tax) of unamortized non-cash issuance costs, which, along with any potential cash interest savings, are not included in the earnings outlook for 2006.
The Company expects cash from operations for 2006, as measured by EBITDA, to be approximately $90 million, compared to $91 million for 2005. EBITDA represents earnings before interest, dividends on Convertible Preferred Stock, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a Company’s ability to incur and service debt.
While the Company believes EBITDA is a useful measure for investors, it is not a measurement presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the following statistics.
Estimated capital expenditures for 2006 are expected to be $42 million, including approximately $5 million for a special river crossing pipeline project in Alaska and $5.5 million for a new customer information system and other technology upgrades supporting the Company’s Michigan operations. Capital expenditures for 2005 totaled $40.2 million, excluding acquisitions.

SEMCO ENERGY, Inc. distributes natural gas to approximately 409,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Statement of Operations data

Operating revenues	$230,599	$164,756	$615,102	$508,336

Cost of gas sold	179,556	118,001	443,860	346,241
Operations and maintenance	17,888	17,746	71,913	67,333
Depreciation and amortization	7,005	6,855	28,224	27,578
Property and other taxes	2,198	4,419	11,601	13,149
Expenses related to the terminated sale of a subsidiary	-	6,830	-	8,398
Goodwill impairment charge	-	152	-	152

Operating income (loss)	23,952	10,753	59,504	45,485

Other income and (deductions)
Interest expense	(10,410)	(11,020)	(43,058)	(44,293)
Debt extinguishment costs	-	-	(1,456)	-
Other	764	682	2,768	2,497
Total other income and (deductions)	(9,646)	(10,338)	(41,746)	(41,796)

Income tax (expense) benefit	(5,022)	1,759	(6,021)	467

Income (loss) from continuing operations	9,284	2,174	11,737	4,156

Income (loss) from discontinued operations, net of income taxes	-	(1,090)	538	(9,339)

Net income (loss)	9,284	1,084	12,275	(5,183)

Dividends on convertible cumulative preferred stock	950	-	2,994	-
Dividends and repurchase premium on convertible preference stock (a)	-	1,120	9,112	3,203

Net income (loss) available to common shareholders	$8,334	$(36)	$169	$(8,386)

Earnings per share - basic
Income (loss) from continuing operations	$0.25	$0.04	$(0.01)	$0.03
Net income (loss) available to common shareholders	$0.25	$(0.00)	$0.01	$(0.30)

Earnings per share - diluted
Income (loss) from continuing operations	$0.22	$0.04	$(0.01)	$0.03
Net income (loss) available to common shareholders	$0.22	$(0.00)	$0.01	$(0.30)

Cash dividends declared per share	$-	$-	$-	$0.08

Average number of common shares outstanding
Basic	33,561	28,374	30,408	28,263
Diluted	42,800	28,412	30,408	28,296

Statement of Financial Position data at December 31, 2005

Total assets	$1,016,555
Cash and cash equivalents	4,124
Gas charge underrecovery	971
Gas charge overrecovery	12,281
Short-term notes payable	78,900
Current maturities of long-term debt	-
Long-term debt	441,659
Convertible cumulative preferred stock	66,526
Common shareholders' equity	194,000

(a)  The amount for the twelve months ended December 31, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Business Segment Information

Operating revenues
Gas Distribution	$227,792	$161,786	$606,315	$498,249
Corporate and Other	4,647	4,935	16,379	17,152
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,840)	(1,965)	(7,592)	(7,065)
Consolidated operating revenues	$230,599	$164,756	$615,102	$508,336

Operating income (loss)
Gas Distribution	$23,263	$17,409	$57,964	$52,760
Corporate and Other	689	(6,656)	1,540	(7,275)
Consolidated operating income	$23,952	$10,753	$59,504	$45,485

Depreciation and amortization expense
Gas Distribution	$6,667	$6,429	$26,825	$25,925
Corporate and Other	338	426	1,399	1,653
Consolidated depreciation and amortization expense	$7,005	$6,855	$28,224	$27,578

Gas Distribution Operating Statistics

Volumes sold (MMcf)	21,436	21,113	64,723	66,165
Volumes transported (MMcf)	14,116	13,904	55,709	56,619
Number of customers at end of period	409,462	398,225	409,462	398,225
Weather statistics:
Degree days
Alaska	3,521	3,264	9,572	9,573
Michigan	2,355	2,305	6,689	6,726
Percent colder (warmer) than normal
Alaska	(4.1)%	(11.2)%	(5.7)%	(6.0)%
Michigan	1.7%	(1.3)%	(.1)%	(.3)%

Other information at December 31, 2005
Unused portion of bank credit facility	$24,277

Reconciliation of EBITDA to Cash Flow From Operations for the Year Ended December 31, 2005
	(dollars in millions)
EBITDA	$91.3
Interest expense	(44.5)
Income tax expense	(6.3)
Changes in assets and liabilities and
other non-cash items	(11.7)
Cash flow from operations	$28.8

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2006
	(dollars in millions)
EBITDA	$90
Interest expense	(40)
Income tax expense	(7)
Changes in assets and liabilities and
other non-cash items	32
Cash flow from operations	$75

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